Exhibit 99.1

Molina Healthcare Awarded Contract to Participate in Dual Eligible Demonstration Project in Los Angeles County

LONG BEACH, Calif.--(BUSINESS WIRE)--February 5, 2014--Molina Healthcare, Inc. (NYSE:MOH) today announced that its wholly owned subsidiary, Molina Healthcare of California, has been selected to contract with the California Department of Health Care Services (DHCS) and the Centers for Medicare and Medicaid Services (CMS) to participate in Los Angeles County as a direct contractor in the Cal MediConnect program, often referred to as the Duals Demonstration. The commencement of the Duals Demonstration in Los Angeles County is subject to readiness review of Molina Healthcare of California and the execution of a three-way agreement among Molina Healthcare, DHCS, and CMS. In addition to serving duals in Los Angeles County, Molina has previously signed three-way contracts to participate in the Duals Demonstration in Riverside, San Bernardino, and San Diego counties.

“We are excited about the opportunity to directly serve dually eligible members in Los Angeles County,” said J. Mario Molina, MD, president and chief executive officer of Molina Healthcare, Inc. “We have many years of experience arranging for health care services to both Medi-Cal and Medicare beneficiaries in this market and look forward to leveraging that experience to coordinate the healthcare benefits for these duals patients.”

Dual eligibles are those individuals who are eligible for both Medicare and Medi-Cal benefits. As part of California’s Coordinated Care Initiative, referred to as Cal MediConnect, DHCS will passively enroll beneficiaries in Los Angeles County directly into Molina Healthcare no sooner than July 2014.

Molina Healthcare’s health plans in Illinois, Ohio, Michigan, and South Carolina have also been selected to participate in dual eligible demonstrations in their respective states commencing later this year.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. (NYSE: MOH), a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Molina Healthcare’s licensed health plans in California, Florida, Illinois, Michigan, New Mexico, Ohio, South Carolina, Texas, Utah, Washington, and Wisconsin currently serve approximately 2.1 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

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